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                                                                 EXHIBIT 1.2

         A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE, AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME PRIOR TO NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE EFFECTIVE DATE.


                      FLEMINGTON PHARMACEUTICAL CORPORATION
                           625,000 UNITS CONSISTING OF
                1,250,000 SHARES OF COMMON STOCK, $.01 PAR VALUE
                                       AND
                    1,250,000 CLASS A REDEEMABLE COMMON STOCK
                                PURCHASE WARRANTS


                           SELECTED DEALERS AGREEMENT
                           --------------------------




                                                             _______ __, 1997

Dear Sirs:

         1. Monroe Parker Securities, Inc. (the "Underwriter"), has agreed to offer on a firm commitment basis, subject to the terms and conditions and execution of the Underwriting Agreement, 625,000 Units each consisting of two
(2) shares of Common Stock, par value $.01 per share ("Common Stock") of Flemington Pharmaceutical Corporation (the "Company") and two (2) Class A Redeemable Common Stock Purchase Warrants ("Warrants") (hereinafter, collectively referred to as the "Units"; including any shares of Common Stock and Warrants offered pursuant to an over-allotment option, the "Firm Units"). Each Warrant is exercisable to purchase one (1) share of Common Stock. The Firm Units are more particularly described in the enclosed Preliminary Prospectus, additional copies of which, as well as the Prospectus (after effective date), will be supplied in reasonable quantities upon request.

         2. The Underwriter is soliciting offers to buy Units, upon the terms and conditions hereof, from Selected Dealers, who are to act as principals, including you, who are (i) registered with the Securities and Exchange Commission ("the Commission") as broker-dealers under the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and members in good standing with the National Association of Securities Dealers, Inc. ("the NASD"), or (ii) dealers of

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institutions with their principal place of business located outside the United
States, its territories and possessions and not registered under the 1934 Act who agree to make no sales within the United States, its territories and possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with the NASD's interpretation with respect to free-riding and withholding. The Units are to be offered to the public at a price of $8.00 per Unit. Selected Dealers will be allowed a concession of not less than __% of the aggregate offering price. You will be notified of the precise amount of such concession prior to the effective date of the Registration Statement. The offer is solicited subject to the issuance and delivery of the Units and their acceptance by the Underwriter, to the approval of legal matters by counsel and to the terms and conditions as herein set forth.

         3. Your offer to purchase may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance and no offer may be accepted by us and no sale can be made until after the registration statement covering the Units has become effective with the Commission. Subject to the foregoing, upon execution by you of the Offer to Purchase below and the return of same to us, you shall be deemed to have offered to purchase the number of Units set forth in your offer on the basis set forth in paragraph 2 above. Any oral notice by us of acceptance of your offer shall be immediately followed by written or telegraphic confirmation preceded or accompanied by a copy of the Prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealers Agreement shall be applicable. We may also make available to you an allotment to purchase Units, but such allotment shall be subject to modification or termination upon notice from us any time prior to an exchange of confirmations reflecting completed transactions. All references hereafter in this Agreement to the purchase and sale of the Units assume and are applicable only if contractual commitments to purchase are completed in accordance with the foregoing.

         4. You agree that in re-offering the Units, if your offer is accepted after the Effective Date, you will make a bona fide public distribution of same. You will advise us upon request of the Units purchased by you remaining unsold, and we shall have the right to repurchase such Units upon demand at the public offering price less the concession as set forth in paragraph 2 above. Any of the Units purchased by you pursuant to this Agreement are to be re-offered by you to the public at the public offering price, subject to the terms hereof and shall not be offered or sold by you below the public offering price before the termination of this Agreement.

         5. Payment for Units which you purchase hereunder shall be made by you on such date as we may determine by certified or bank cashier's check payable in New York Clearinghouse funds to Monroe Parker Securities, Inc. Certificates for the Securities shall be delivered as soon as practicable at the offices of Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, New York 10577. Unless specifically authorized by us, payment by you may not be deferred until delivery of certificates to you.

         6. A registration statement covering the offering has been filed with the Commission in respect to the Units. You will be promptly advised when the registration statement becomes

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effective. Each Selected Dealer in selling the Units pursuant hereto agrees
(which agreement shall also be for the benefit of the Company) that it will comply with the applicable requirements of the Securities Act of 1933 and of the 1934 Act and any applicable rules and regulations issued under said Acts. No person is authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in the Prospectus in connection with the sale of the Units. Nothing contained herein shall render the Selected Dealers a member of the underwriting group or partners with the Underwriter or with one another.

         7. You will be informed by us as to the states in which we have been advised by counsel the Units have been qualified for sale or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell Units in any state.

         8. The Underwriter shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Underwriter shall not be under any liability to you, except such as may be incurred under the Securities Act of 1933 and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

         9. Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. This Agreement will terminate when the offering is completed. Nothing herein contained shall be deemed a commitment on our part to sell you any Units; such contractual commitment can only be made in accordance with the provisions of paragraph 3 hereof.

         10. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. ("Association") and registered as a broker-dealer or are not eligible for membership under Section I of the By-Laws of the Association who agree to make no sales within the United States, its territories or possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with the NASD's interpretation with respect to free-riding and withholding. Your attention is called to the following: (a) Rules 2730, 2740,2420 and 2750 of the NASD Conduct Rules of the Association and the interpretations of said Section promulgated by the Board of Governors of such Association including the interpretation with respect to "Free-Riding and Withholding"; (b) Section 10(b) of the 1934 Act and Rules 10b-6 and 10b-10 of the general rules and regulations promulgated under said Act; (c) Securities Act Release #3907; (d) Securities Act Release #4150; and (e) Securities Act Release #4968 requiring the distribution of a Preliminary Prospectus to all persons reasonably expected to be purchasers of Units from you at least 48 hours prior to the time you expect to mail confirmations. You, if a member of the Association, by signing this Agreement, acknowledge that you are familiar with the cited law, rules and releases, and agree that you will not directly and/or indirectly violate any provisions of applicable law in connection with your participation in the distribution of the Units.

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         11. In addition to compliance with the provisions of paragraph 10 hereof, you will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase Units or its component securities in the open market or otherwise make a market in such securities or otherwise attempt to induce others to purchase such securities in the open market. Nothing contained in this paragraph 11 shall, however, preclude you from acting as agent in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

         12. You understand that the Underwriter may in connection with the offering engage in stabilizing transactions. If the Underwriter contracts for or purchases in the open market in connection with such stabilization any Units sold to you hereunder and not effectively placed by you, the Underwriter may charge you the Selected Dealer's concession originally allowed you on the Units so purchased, and you agree to pay such amount to us on demand.

         13. By submitting an Offer to Purchase you confirm that your net capital is such that you may, in accordance with Rule 15c3-1 adopted under the 1934 Act, agree to purchase the number of Units you may become obligated to purchase under the provisions of this Agreement.

         14. You agree that (i) you shall not recommend to a customer the purchase of Firm Units unless you shall have reasonable grounds to believe that the recommendation is suitable for such customer on the basis of information furnished by such customer concerning the customer's investment objectives, financial situation and needs, and any other information known to you, (ii) in connection with all such determinations, you shall maintain in your files the basis for such determination, and (iii) you shall not execute any transaction in Firm Units in a discretionary account without the prior specific written approval of the customer.


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         15. You represent that neither you nor any of your affiliates or associates owns any Common Stock of the Company.

         16. All communications from you should be directed to us at the office of Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, New York 10577. All communications from us to you shall be directed to the address to which this letter is mailed.



                                           Very truly yours,

                                           MONROE PARKER SECURITIES, INC.



                                           By:
                                              --------------------------------
                                               Name:
                                               Title:


ACCEPTED AND AGREED TO AS OF THE ______
DAY OF ____________, 1997

[Name of Dealer]

By: ____________________________
         Its

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TO:      Monroe Parker Securities, Inc.
         2500 Westchester Avenue
         Purchase, New York  10577


         We hereby subscribe for       Units of Flemington Pharmaceutical
Corporation in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Prospectus referred to in the first paragraph thereof relating to said Units. We further state that in purchasing said Units we have relied upon said Prospectus and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either
(i) a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. We hereby agree to comply with the provisions of Rule 2740 of the NASD Conduct Rules, and if we are a foreign dealer and not a member of the NASD, we also agree to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though we were a member of the NASD, with the provisions of Rules 2730 and 2750 of the NASD Conduct Rules.

                                    Name of
                                     Dealer:
                                            --------------------------------


                                         By:
                                            --------------------------------
                                    Address:
                                            --------------------------------

Dated: __________, 1997